Exhibit 99.1

Contact: Jim Stark, 972-819-0900, jstark@efji.com

For Immediate Release

EFJ, Inc. Announces First Quarter 2006 Financial Results

Irving, TX—May 2, 2006—EFJ, Inc. (NASDAQ: EFJI) today announced its financial results for the first quarter of 2006. The revenue and earnings performance was significantly impacted by a supply chain issue that limited the company’s ability to deliver products to its private wireless communication customers in the quarter. The 2006 first quarter performance also reflected lower revenue for the company’s secured communications business which experienced abnormally high revenue in the first quarter of 2005.

For the first quarter of 2006, revenues were $10.6 million, a decrease of $13.6 million or 56% from revenues of $24.2 million for the first quarter of 2005. The net loss for the first quarter of 2006 was $3.1 million, a decrease of $8.3 million from net income of $5.2 million in the first quarter of 2005. The basic loss per share was $0.12, compared to basic net income per share of $0.29, for the first quarter of 2005.

“Our revenue performance and resulting net loss for the first quarter of 2006, was primarily the result of a supplier providing product to us which did not meet our specification, quantity and delivery schedule requirements. We believe we have satisfactorily addressed this supply chain issue and have resumed delivering products to customers. We also have increased our efforts to find additional sources of supply to prevent this costly problem from reoccurring in the future,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer.

“Our first quarter backlog consisting of purchase orders and contracts was $71 million,” Jalbert commented.

2006 Outlook

“Our first quarter performance combined with current changes in both market segments has led us to reassess our guidance for 2006. We now anticipate revenue between $105 and $115 million for the year, which is down from our previous revenue guidance of $120 to $125 million for 2006. We are assessing the cost impact associated with this supply chain issue and therefore, we are not providing guidance on income before income taxes at this time,” Jalbert stated. The Company reported revenue of $95 million and income before taxes of $12.6 million for the fiscal year of 2005.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas-based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions and Transcrypt International, a leader in secure communication solutions. For more information, visit www.efji.com.

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Conference Call and Web Cast

The Company announced on April 27, 2006 that it has scheduled an investor conference call for today, May 2, 2006, at 9:00 a.m. Eastern Time. The call will be available via 800-289-0544. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 Noon EST on Tuesday, May 9, 2006 and continuing until 12:00 Midnight Friday, May 5, 2006. The replay number is 888-203-1112, and the reservation number is 3138924. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the expectations on revenues. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the successful transfer of manufacturing to our outsource partners, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the successful integration of the Company’s RF module into its radio products, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2006 and 2005

(Unaudited and in thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005
Revenues, net	$10,563	$24,161
Cost of sales	5,014	8,838

Gross profit	5,549	15,323

Operating expenses:
Research and development	2,742	3,969
Sales and marketing	2,095	2,954
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of $0 and $(395) for the three months ended March 31, 2006 and 2005, respectively, and facility relocation expenses of $0 and $470 for the three months ended March 31, 2006 and 2005, respectively	4,241	3,206

Total operating expenses	9,078	10,129

Income (loss) from operations	(3,529)	5,194
Other income (expense), net	—	4
Interest income	442	62
Interest expense	(14)	(17)

Income (loss) before income taxes	(3,101)	5,243
Income tax provision	—	—

Net income (loss)	$(3,101)	$5,243

Net income (loss) per share – Basic	$(0.12)	$0.29

Net income (loss) per share – Diluted	$(0.12)	$0.28

Weighted average common shares – Basic	25,710,713	18,313,043

Weighted average common shares – Diluted	25,710,713	18,771,246

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 31, 2005

(Unaudited and in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$46,556	$39,107
Accounts receivable, net of allowance for returns and doubtful accounts of $183 and $135, respectively	10,497	35,745
Receivables—other	9,325	7,209
Cost in excess of billings on uncompleted contracts	2,260	1,726
Inventories	23,066	14,092
Deferred income taxes	1,287	1,287
Prepaid expenses	1,155	692

Total current assets	94,146	99,858
Property, plant and equipment, net	4,724	4,573
Deferred income taxes, net of current portion	22,853	22,853
Intangible assets, net of accumulated amortization	6,741	6,741
Other assets	126	213

TOTAL ASSETS	$128,590	$134,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$48	$65
Accounts payable	3,776	5,611
Accrued expenses	6,083	7,344
Billings in excess of cost on uncompleted contracts	79	5
Deferred revenues	384	363

Total current liabilities	10,370	13,388
Long-term debt obligations, net of current portion	—	5

TOTAL LIABILITIES	10,370	13,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 25,959,316 and 25,867,094 issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	260	259
Additional paid-in capital	149,169	150,387
Unearned stock compensation	—	(1,693)
Accumulated deficit	(31,209)	(28,108)

TOTAL STOCKHOLDERS’ EQUITY	118,220	120,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,590	$134,238

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